Exhibit 10.2
Exit Fee Agreement

Reference is made to the Loan and Security Agreement, dated as of February 23, 2022 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among SLR Investment Corp., a Maryland corporation (“SLR”), as collateral agent (in such capacity, “Agent”), the lenders party thereto from time to time including SLR in its capacity as a lender (each a “Lender” and collectively, the “Lenders”), and ARDELYX, INC., a Delaware corporation (“Borrower”). As a condition precedent to the Lenders’ entry into the Loan Agreement, the Lenders require that Borrower agree to pay to the Lenders a fee upon the occurrence of certain events as described in this Exit Fee Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Exit Fee Agreement”), dated as of the date hereof (the “Effective Date”), by and among SLR, as Agent, the Lenders and Borrower. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Loan Agreement and, in the event that the Loan Agreement terminates prior to the termination of this Exit Fee Agreement, capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Loan Agreement as in effect immediately prior to the termination of the Loan Agreement.

Therefore, in consideration of the Lenders entering into the Loan Agreement, Borrower hereby agrees as follows:

1.Trigger Event. For purposes hereof, “Trigger Event” shall mean the first to occur of an Exit Event or a Revenue Milestone Event, as such terms are defined below.

a.For purposes hereof, “Exit Event” shall mean the first to occur of: (a) any liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary, which results in cash or other non-cash consideration to the stockholders of Borrower; (b) a consolidation, merger or reverse merger of Borrower with or into another corporation or entity or other reorganization or similar transaction or series of related transactions involving Borrower which result in stockholders of Borrower immediately prior to such transaction or series of related transactions owning less than fifty percent (50%) of the outstanding capital stock of the surviving entity (treating all securities convertible or exchangeable into or exercisable for shares of common stock as having been fully converted, exchanged and exercised, and deemed to be outstanding for purposes of this clause, without regard to any exercise, conversion or exchange limitations therein); (c) a sale, lease, transfer, exclusive license, exchange, dividend or other disposition of all or substantially all of the assets of Borrower; (d) the issuance and/or sale by Borrower in one or a series of related transactions of shares of its common stock (“Common Stock”) (or securities convertible or exchangeable into or exercisable for shares of Common Stock) constituting more than fifty percent (50%) of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, and deemed to be outstanding for purposes of this clause without regard to any exercise, conversion or exchange limitations therein) to parties other than its then existing investors; and (e) any other form of acquisition or business combination where Borrower is the target of such acquisition and where a change of control occurs such that the person that acquires Borrower has the power after such transaction to elect a majority of the board of directors of Borrower as a result of such transaction.

b.For purposes hereof, the “Revenue Milestone Event” shall mean the achievement by Borrower of Net Product Revenue equal to or greater than One Hundred Million Dollars ($100,000,000.00), measured on a trailing six (6) month basis, tested monthly at the end of each month.

2.Reporting. Borrower agrees to provide the Lenders, to the extent reasonably practicable with respect to clause (a) of Section 1 and otherwise with (a) five (5) days’ prior written notice of the occurrence of any Exit Event; and (b) written notice of the Trigger Event as soon as practicable following the occurrence of such Trigger Event, but in any event not more than (i) five (5) Business Days after any Exit Event and (ii) thirty (30) days after any Revenue Milestone Event.

3.Exit Fee. Upon the occurrence of the Trigger Event and in accordance with Section 4 below, Borrower agrees to pay to each Lender in accordance with its Pro Rata Share (provided that if such payment is made after the termination of the Loan Agreement, such payment shall be made in accordance with each such Lender’s Pro Rata Share as was in effect immediately before the termination of the Loan Agreement), in immediately available funds, a fee (the “Exit Fee”) in the amount equal to two percent (2.00%) of each Term Loan funded. For the avoidance of doubt, the Exit Fee set forth herein shall be in addition to any fee or amount due and payable pursuant to the Fee Letter or the other Loan Documents. Borrower expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Exit Fee and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Exit Fee to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.

4.Payment. The Exit Fee shall be paid to the Lenders not later than five (5) Business Days after the applicable reporting deadline of the Trigger Event as set forth in Section 2(b) hereof. Failure to so timely pay the full amount of the Exit Fee to the Lenders shall be an Event of Default under the Loan Agreement, so long as the Loan Agreement is then in effect.

5.Termination; Assignment. This Exit Fee Agreement shall be binding on Borrower and its respective successors and assigns and shall terminate upon the earlier to occur of (a) payment in full of the Exit Fee pursuant to the terms herein, or (b) February 23, 2032 (the “Termination Date”). For the avoidance of doubt, this Exit Fee Agreement shall survive the termination of the Loan Agreement or any other Loan Document. If the Trigger Event has not occurred on or before the Termination Date, this Exit Fee Agreement shall automatically terminate and be of no further force and effect and neither Borrower nor any successor of Borrower shall have any obligation to pay the Exit Fee. Borrower may not assign this Exit Fee Agreement. Each Lender may assign this Exit Fee Agreement solely in connection with, and subject to the terms of, an assignment or transfer made pursuant to the terms of Section 12.1 of the Loan Agreement, which shall govern such an assignment or transfer even if the Loan Agreement has previously been terminated.

6.GOVERNING LAW. THIS EXIT FEE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.Indemnification. Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Exit Fee Agreement; and (b) all losses or Lenders’ Expenses incurred, or paid by an Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Exit Fee Agreement between Agent, and/or the Lenders and Borrower (including reasonable and documented attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. The provisions of this Section 7 shall survive repayment of the Indebtedness and satisfaction of all Obligations of Borrower to Agent and the Lenders and termination of this Exit Fee Agreement, subject to any applicable statute of limitations.

8.Amendment. No amendment, modification, termination or waiver of any provision of this Exit Fee Agreement shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and each Lender (including any permitted assigns of such parties).

9.Severability of Provisions. Each provision of this Exit Fee Agreement is severable from every other provision in determining the enforceability of any provision.

10.Counterparts. This Exit Fee Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Exit Fee Agreement. Delivery of an executed counterpart of a signature page of this Exit Fee Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

11.Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Exit Fee Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent and the Lenders, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Balance of Page Intentionally Left Blank]

Agreed:

SLR INVESTMENT CORP.,
as Agent and Lender

By: _/s/ Anthony Storino__________
Name: Anthony Storino
Title: Authorized Signatory

SLR SENIOR INVESTMENT CORP.

SCP PRIVATE CREDIT INCOME FUND SPV, LLC
SCP PRIVATE CREDIT INCOME BDC SPV LLC
SCP PRIVATE CORPORATE LENDING FUND SPV LLC
SCP SF DEBT FUND L.P.
SLR HC FUND SPV, LLC
SLR HC BDC LLC,
as Lenders

By /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

[Signature Page to Exit Fee Agreement]

Agreed:

ARDELYX, INC.,
as Borrower

By:_/s/ Justin A. Renz_______________________________
Name: Justin A. Renz
Title: CFO

[Signature Page to Exit Fee Agreement]